UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2013

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed on May 7, 2013, Idera Pharmaceuticals, Inc. (the “Company”) completed an underwritten public offering of its common stock and warrants to purchase shares of its common stock in which it raised $16.5 million in gross proceeds, and, as a result of the offering, the Company believes it now has stockholders’ equity in excess of both the $2.5 million stockholders’ equity requirement for continued listing, as well as the $5 million stockholders’ equity requirement for initial listing, on The NASDAQ Capital Market.

As previously disclosed on November 26, 2012, while the Company was listed on The NASDAQ Global Market, the Company received notice from NASDAQ that the bid price of its common stock had not met the applicable minimum bid price requirement of $1.00 per share and, pursuant to NASDAQ Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days within which to evidence compliance with the bid price requirement. The Company’s listing was subsequently transferred to The NASDAQ Capital Market effective February 7, 2013. The rules applicable to companies listed on The NASDAQ Capital Market provide for a second 180-day period to evidence compliance with the $1.00 bid price requirement so long as the company satisfies all requirements for initial listing on The NASDAQ Capital Market, including the $5 million stockholders’ equity requirement, and the continued listing requirement for market value of publicly held shares upon the expiration of the first compliance period, which in the Company’s case is May 28, 2013. The Company expects to meet those criteria as of May 28, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: May 24, 2013	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III Chief Financial Officer, Treasurer and Secretary